SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Mack-Cali Realty Corporation

(Name of Registrant as Specified In Its Charter)

Bow Street LLC

Bow Street Special Opportunities Fund XV, LP

A. Akiva Katz

Howard Shainker

Alan R. Batkin

Frederic Cumenal

MaryAnne Gilmartin

Nori Gerardo Lietz

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY ADVISORY FIRM GLASS LEWIS RECOMMENDS MACK-CALI SHAREHOLDERS VOTE BOW STREET’S GOLD PROXY CARD FOR BOW STREET NOMINEES

MARYANNE GILMARTIN AND FREDERIC CUMENAL

Says Bow Street’s Nominees Bring Fresh, Qualified and Independent Perspectives to Board at Critical Time When All Strategic and Transaction Alternatives Should Be Thoroughly and Objectively Considered by Independent Directors

Joins Leading Independent Proxy Advisory Firm, ISS, in Recommending Mack-Cali Shareholders Vote Bow Street’s GOLD Proxy Card

Bow Street Urges Mack-Cali Shareholders to Vote GOLD “FOR” ALL FOUR of its Independent,

Highly-Qualified Nominees

NEW YORK – June 3, 2019 – Bow Street LLC ("Bow Street"), a New York-based investment firm that beneficially owns approximately 4.5% of the outstanding shares of common stock of Mack-Cali Realty Corporation (“Mack-Cali” or the “Company”) (NYSE: CLI), today announced that Glass, Lewis & Co., LLC (“Glass Lewis”), one of the nation’s leading independent proxy advisory firms, has recommended that Mack-Cali shareholders vote the GOLD proxy card “FOR” the election of Bow Street’s highly-qualified, independent director nominees MaryAnne Gilmartin and Frederic Cumenal in connection with Mack-Cali’s Annual Meeting of Shareholders to be held June 12, 2019. Glass Lewis’ recommendation follows Institutional Shareholder Services Inc.’s (“ISS”) recommendation that Mack-Cali shareholders vote the GOLD proxy card “FOR” Bow Street’s nominees MaryAnne Gilmartin, Nori Gerardo Lietz and Alan Batkin.

Akiva Katz and Howard Shainker, Managing Partners of Bow Street, said, “We are delighted that ISS and Glass Lewis, the two leading proxy advisory firms, have recognized that fresh, independent perspectives are required on the Mack-Cali Board and that all strategic alternatives must be thoroughly explored by independent directors to drive meaningful value creation for shareholders. Moreover, we applaud Glass Lewis for its skepticism of Mack-Cali’s indefensible governance track record and ability to create value absent meaningful change. We encourage shareholders to vote GOLD TODAY FOR ALL FOUR of Bow Street’s independent nominees – MaryAnne Gilmartin, Nori Gerardo Lietz, Alan Batkin and Frederic Cumenal – who have the experience and skillsets required to be effective stewards and seriously consider all available options to maximize shareholder value.”

In making its recommendation “FOR” Bow Street’s nominees Glass Lewis noted:

•	“In short, we believe Mack-Cali's long-term TSR underperformance, multiple shifts in strategies and management through the years, disparate asset portfolio at times, lack of sustainable asset or share value creation, potentially insurmountable financial leverage, persistent trading discount and seemingly limited strategic and financial alternatives, coupled with what appears to remain a somewhat weak corporate governance structure with certain hallmarks of an entrenched board (i.e., founding family shareholder and chairman, lengthy director tenures, long-standing relationships between certain directors, potentially misaligned incentives and interests)…we see ample grounds for shareholders to support incremental board change at this time.”

•	“…we're of the opinion that Bow Street nominees Ms. Gilmartin and Mr. Cumenal would be strong additions to the Mack-Cali board at this time. Both have served as CEOs and directors of public companies, and we believe their collective experience in real estate investment, operations and development, family-controlled trusts, consumer branding, corporate communication and strategy, financial disclosure, and shareholder alignment would be additive to the board. Further, we expect both of these Dissident nominees to bring fresh, qualified and independent perspectives to the board at a critical time when we believe all of the Company's strategic and transaction alternatives should be thoroughly and objectively considered by independent directors with the assistance of independent experts, valuators, bankers and lawyers.”

•	“…we also find [Gilmartin and Cumenal] to be strong candidates for the Mack-Cali board in light of their respective executive and board experience in real estate operations and consumer branding, which is directly applicable to Mack-Cali's assets, plan and potential alternatives.”

•	“In our view, the election of these directors would usher in a clear directive for the board to establish a strategic review committee, ideally comprised of these two new directors and two additional independent directors, and empowered to engage independent advisors as it deems appropriate, in order to fully and objectively evaluate all of the Company's alternatives. Over the last several years, a number of shareholders and analysts have called for board refreshment at Mack-Cali -- we believe the current proxy contest represents an appropriate time and opportunity for shareholders to effect such change.”

Glass Lewis not only recognized the need for Mack-Cali to explore strategic alternatives, but also the risks the Company’s current structure poses to value creation:

•	“…given the risk of significant dilution of shareholders' interests in the Company's assets and continued value destruction, in light of the current favorable conditions in certain segments of the real estate market, as compared to the financial and execution risks inherent in the Company's standalone strategy, we're inclined to agree with Bow Street that now is a critical time for the board to fully and seriously consider all available options, including… separating assets, selling additional assets or selling the Company in whole.”

•	“…given Mack-Cali's history and recent results under current management, in light of the substantial structural challenges facing the Company, it seems the negative investor sentiment surrounding the Company and the significant trading discount to NAV is well justified. As such, we are skeptical regarding the ability of the Company, as presently structured, to create value for existing shareholders going forward, without meaningful change.”

•	“In the absence of a transformative transaction, it seems that equity dilution is all but inevitable for existing shareholders.”

Furthermore, Glass Lewis highlighted Mack-Cali’s underperformance, weak governance track record, and misaligned incentives:

•	“…we find Mack-Cali's recent and historical performance and governance track record to be generally indefensible, as Mack-Cali shareholders have suffered a prolonged period of substantial underperformance -- through multiple strategic plans and management teams -- all under the 20-year oversight of the directors who Bow Street has targeted for replacement, amounting to a clear indictment of their effectiveness as stewards on the Mack-Cali board.”

•	“Since the Company embarked on its current strategy approximately four years ago, leverage has increased over two turns, from 7.1x EBITDA at the end of 2014, despite sales of $2.2 billion in non-core assets, the proceeds of which were earmarked to pay down debt. Bow Street holds the incumbent directors responsible for allowing Mack-Cali's leverage to rise beyond that of any peer average, including malls (~8.5x), office REITs (~6.5x), diversified REITs (~6.5x) and apartment REITs (~6.0x). In our view, this is justified criticism considering Mack-Cali's current unenviable position.”

•	“…the founding family's position is primarily comprised of common units of Mack-Cali's operating partnership, which share economic characteristics with the common stock but have different tax characteristics, which could explain why, for instance, the Mack family might oppose a sale of the Company or its assets even if such a transaction represented an attractive opportunity for common shareholders. We recognize that William Mack and his brother, who both serve as directors of the Company, have a fiduciary duty to protect and act in a manner consistent with the rights and interests of all shareholders, but we believe it's worth highlighting this potential misalignment of incentives given the current situation surrounding the Company.”

•	“… of the four directors targeted, some or all have long-standing relationships with other board members, including the chairman, through prior and current business connections at other entities, some have overseen serious business and governance failures with dire consequences for public investors while serving in key director roles at Mack-Cali and on the boards of other public companies, and some have received limited shareholder support for election to the Mack-Cali board or other public company boards where they have served in prior years.”

•	“Not until February 2019, around the time that Bow Street approached Mack-Cali with its transaction proposal, did the board decide to expand to 11 members and nominate two new director nominees at this year's annual meeting, which suggests that the board's relatively newfound motivation to refresh its membership could have been reactionary not only to Bow Street's campaign but to prior calls from shareholders in years past.”

Bow Street encourages all Mack-Cali shareholders to visit http://bowstreetllc.com/mack-cali/ to review additional information regarding THE CASE FOR CHANGE AT MACK-CALI.

Your Vote Is Important, No Matter How Many or How Few Shares You Own!

Please vote today by telephone, via the Internet or

by signing, dating and returning the enclosed GOLD proxy card.

Simply follow the easy instructions on the GOLD proxy card.

If you have questions about how to vote your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders May Call Toll-free: (877) 800-5182

Banks and Brokers May Call Collect: (212) 750-5833

REMEMBER:

Please simply discard any White proxy card that you may receive from Mack-Cali. Returning a White proxy card – even if you “withhold” on the Company's nominees –will revoke any vote you had previously submitted on Bow Street’s GOLD proxy card.

About Bow Street LLC

Founded in 2011, Bow Street is a New York-based investment manager that partners with institutional investors and family offices globally to invest opportunistically across public and private securities.

Media Contacts

Gasthalter & Co.

Jonathan Gasthalter/Amanda Klein

(212) 257 4170

Investor Contacts

Innisfree M&A Incorporated

Scott Winter/Gabrielle Wolf

(212) 750 5833

Important Information

Bow Street LLC ("Bow Street"), A. Akiva Katz, Howard Shainker, Alan R. Batkin, Frederic Cumenal, MaryAnne Gilmartin, and Nori Gerardo Lietz (collectively, the "Participants") have filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from shareholders of Mack-Cali Realty Corporation (the "Company"). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card is being furnished to some or all of the Company's shareholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ or from the Participants' proxy solicitor, Innisfree M&A Incorporated.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by Bow Street with the SEC on May 1, 2019. This document is available free of charge from the sources indicated above.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this presentation in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. Bow Street disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results.